CLINICAL TRIAL AGREEMENT

Based on

Protocol HVTN 065

A PHASE I CLINICAL TRIAL TO EVALUATE THE SAFETY AND IMMUNOGENICITY OF pGA2/JS7 DNA VACCINE PRIME FOLLOWED BY RECOMBINANT MODIFIED VACCINIA ANKARA/HIV 62 BOOST IN HEALTHY, HIV-1 UNINFECTED ADULT PARTICIPANTS

In Collaboration With

GeoVax Inc.

April 28, 2005

The Division of AIDS ("DAIDS"), National Institute of Allergy and Infectious Diseases ("NIAID"), and GeoVax, Inc., hereafter "GEOVAX", have agreed to cooperate on the conduct of a clinical trial designated as Protocol HVTN 065 entitled, "A Phase I Trial to Evaluate the Safety and Immunogenicity of the pGA2/JS7 DNA Vaccine Prime Followed by Recombinant Modified ankara/HIV 62 Boost in Healthy, HIV-1 Uninfected Adult Participants" hereafter "Protocol" for HIVB DNA pGA2JS7#2 plasmid and rMVA/HIV62, hereafter "VACCINES".

DAIDS will conduct this multi-center clinical Protocol through the DAIDS-supported vaccine clinical trials groups, the HIV Vaccine Trials Network, hereafter "HVTN". The HVTN is a network of academic non-profit institutions that conducts grant-funded HIV vaccine clinical trials under a cooperative agreement with DAIDS. The Protocol will be conducted under the terms and conditions of the Agreement outlined below.

The understanding by all Parties to the Agreement is as follows:

1. INVESTIGATIONAL NEW DRUG APPLICATION (IND) SPONSORSHIP

DAIDS shall be responsible for the submission of an IND covering Protocol HVTN 065. The IND shall satisfy all of the requirements of the United States Food and Drug Administration (FDA). A letter granting cross-reference to GEOVAX FDA files which pertain to VACCINES shall be supplied by GEOVAX, and if requested, DAIDS will, in turn, supply a letter granting cross-reference to DAIDS' IND to GEOVAX. GEOVAX and DAIDS agree to provide any documents regarding the VACCINES (see Section 10) as may be required by the FDA.

GEOVAX shall be responsible for the establishment of an FDA Masterfile that will contain all information related to Non-clinical Safety and Chemistry, Manufacturing, and Controls. GEOVAX will provide all documents submitted to the Masterfile to DAIDS. DAIDS will maintain all Masterfile documents in strictest confidence and will not provide them to third parties without the expressed written permission of GEOVAX.

The DAIDS IND will cross-reference the contents of the GEOVAX Masterfile, however, the IND file itself will contain only summaries of the data.

Upon completion of this clinical trial, GEOVAX will submit all information contained in the IND to the GEOVAX Masterfile.

2. PROTOCOL DEVELOPMENT AND MANAGEMENT

Development and management of the Protocol, evaluation of data, proposal of amendments to the Protocol, recommendations for early termination, etc. shall be the responsibility of the Protocol Team. DAIDS will review the Protocol and have responsibility for evaluation of the data and recommendations for early termination.

The membership of the Protocol Team will include a study chair and co-chair/vice-chair (HVTN investigators), a DAIDS medical officer/monitor, Dr. Harriet Robinson of Emory University, and representatives from GEOVAX, other HVTN sites, DAIDS, the Statistical Center for HIV/AIDS Research and Prevention, hereafter "SCHARP" (a component of the HVTN), and the HVTN Central Laboratory. GEOVAX and DAIDS will agree on the number of GEOVAX representatives and will take into account any special requirements of the Protocol design.

GEOVAX acknowledges that all protocol documents for HVTN clinical trials, once finalized, are available to the public to the extent required under the Freedom of Information Act (FOIA), 5 U.S.C. § 552 *et seq*. Each party will have the opportunity to object to disclosure under FOIA of information it considers to be trade secrets or business proprietary.

3. PROTOCOL SITES

The Protocol (HVTN 065) will be conducted using VACCINES only at HVTN study sites and according to the FDA Good Clinical Practice Guidelines. GEOVAX agrees to limit the conduct of the Protocol to HVTN study sites so long as mutually agreed accrual targets are met.

4. PROTOCOL REGISTRATION

All DAIDS-sponsored network protocols which include the informed consent must meet all federally mandated as well as DAIDS requirements to ensure the welfare of research subjects. The following regulations govern the conduct of clinical research trials and the protection of human research subjects: the Office for Human Research Protections (OHRP) 45CFR 46.109(e) and the FDA (21 CFR 50, Protection of Human Subjects/Informed Consent; 21 CFR 56, Institutional Review Board; 21 CFR 312, Investigational New Drug Application; and 21 CFR 314, NDA).

In addition, each study site prior to participating in any DAIDS-sponsored study, must submit their Informed Consent to the Protocol Registration Office. Protocol Registration assures DAIDS that all participating study sites conduct the research in accordance with requirements for human subject protection and the use of investigational new drugs. Attached is the latest version of the Protocol Registration Policy and Procedure Manual. (See attached Addendum I).

5. CASE REPORT FORM (CRF) DEVELOPMENT

DAIDS, through SCHARP, shall be responsible for the development and subsequent revisions, if any, of CRFs with appropriate review and approval by the Protocol Team.

6. DATA COLLECTION, MANAGEMENT, ANALYSIS AND REPORTING

DAIDS, through SCHARP, shall be responsible for the collection, management, analysis, and initial reporting of all data obtained from the Protocol. The SCHARP statistician shall be the lead statistician for carrying out data analysis and preparation of reports. These data analyses will be performed in collaboration with the Protocol Team. GEOVAX may utilize data and reports from the Protocol for regulatory purposes, subject to human research subjects protections set forth in Federal regulations, 45 C.F.R. Part 46 or other applicable Federal regulations.

Information which may be released to the public or which may have significant impact on GEOVAX's approval of VACCINES for commercial sale shall not be released, subject to Section 15 of this Agreement, "PUBLICATIONS", without prior approval of the information with GEOVAX.

Either GEOVAX or DAIDS, after appropriate consultation with the other Party(ies), may provide information regarding the Protocol to other governmental organizations (e.g., FDA, Securities and Exchange Commission (SEC), etc.).

7. SAMPLE, REAGENT, AND MATERIAL DISTRIBUTION AND USE

Blood, tissue, fluid samples, or other samples of biological materials, hereafter "Biological Materials" from subjects participating at HVTN study sites will be distributed only to the HVTN study sites, Emory University, and HVTN Central Laboratory, and only for performing assays as shall be described in the Protocol. GEOVAX may request, via DAIDS, access to such Biological Materials for performing evaluations related to this Agreement. Reagents or materials and antigens provided by GEOVAX under this Agreement will only be used for the Protocol. GEOVAX shall be given access to the data arising from such analysis or assays that are obtained at HVTN study sites or any HVTN-funded laboratory.

Biological Materials obtained from the Protocol may be made available to develop scientific collaborations outside the HVTN under approval procedures developed by the HVTN. Distribution of Biological Materials for such collaborations will not occur without the consent of GEOVAX, which will not be unreasonably withheld, and such distribution will be under a separate signed agreement between the HVTN Central Laboratory and the outside collaborator.

8. MONITORING

DAIDS, through its contractor Pharmaceutical Product Development, Inc. (PPD), shall be responsible for, clinical site monitoring and the quality assurance of all data. Copies of monitoring reports will be provided to GEOVAX upon request. Monitoring shall be done in compliance with FDA, Good Clinical Practices Guidelines.

9. ADVERSE EXPERIENCE REPORTING

DAIDS shall collect from the HVTN sites adverse experience forms according to the procedures outlined in the Division of AIDS (DAIDS) Expedited Adverse Experience (EAE) Reporting Manual for the HIV Vaccine Trials Network (HVTN). (See Addendum II). DAIDS shall report all serious and life-threatening adverse experiences observed in the Protocol to the FDA on a timely basis consistent with the 21 C.F.R. § 312.32, and will simultaneously provide GEOVAX with copies of the safety report. GEOVAX will provide DAIDS with the name of the individual at GEOVAX who will receive safety information, and further agrees to update such information as necessary. At the time of the signing of this agreement, the name, address, phone, and E-mail of that person is as follows:

Name:	D. Mark Keister, DVM Vice President Quality Assurance & Technology Manager GeoVax Inc.
Address:	1256 Briarcliff Road Atlanta, GA 30306
Phone:	(404) 712-2475
Fax:	(404) 712-9357
E-mail:	DMKVet@aol.com

DAIDS shall report all other adverse experiences to the FDA and GEOVAX on a timely basis consistent with 21 CFR 312.33 for the IND Annual Report.

GEOVAX shall, in a timely manner and during the term of the Protocol, provide DAIDS with any information it now has or may obtain in the future regarding the safety and/or the toxicity of VACCINES. This information will be sent to the DAIDS Safety Specialist, c/o Technical Resources International, Inc., 6500 Rock Spring Drive, Suite 650, Bethesda, Maryland 20817.

10. VACCINE SUPPLY, DISTRIBUTION AND DISPOSITION

Following GEOVAX's request for assistance in developing this HIV vaccine, and upon mutual understanding with DAIDS, GEOVAX has provided the VACCINES to GEOVAX subcontractors for manufacturing, in anticipation of evaluation in clinical trials by the HVTN. The research material being evaluated in the Protocol (hereinafter referred to as "VACCINES") have been resequenced (DNA only; MVA to be resequenced at Phase II by agreement with the FDA) and manufactured, starting from the HIVB_DNA_pGA2JS7#2 plasmid and MVA/HIV62, both under GMP conditions by Qiagen GmbH at the Strathmann Biotech facility in Hannover, Germany and the MVA/HIV62 by BioReliance Ltd., Glasgow, Scotland, under a contract with GEOVAX. DAIDS and GEOVAX have funded the manufacturing and preclinical safety testing of the VACCINES. The VACCINES will be shipped from Qiagen GmbH and BioReliance Ltd. (or its

subcontractors) after GEOVAX Quality Assurance release to the HVTN sites through the NIAID Clinical Research Products Management Center (CRPMC) at the direction of DAIDS Pharmaceutical Affairs Branch (PAB). At the conclusion of the Trial, DAIDS will request that the HVTN trial sites return unused VACCINES to the CRPMC.

After CRPMC accounts for unused VACCINES, GEOVAX or its designee will receive all unused VACCINES that have been returned from the trial sites. GEOVAX will submit to DAIDS Vaccine Prevention Research Program, a written report for the use or destruction of the VACCINES, which in no case will include use in humans of such unused VACCINES.

11. PROPRIETARY INFORMATION

DAIDS shall treat as confidential any scientific, preclinical, clinical, or formulation data and information that GEOVAX has provided DAIDS orally (through official meetings and conference call with DAIDS or the HVTN) and in writing. For a period of five (5) years from the signing of this Agreement, DAIDS and GEOVAX shall treat as confidential any data or information that DAIDS or GEOVAX has provided in writing and which the DAIDS deems as being proprietary and confidential (Confidential Information) and shall take all necessary and reasonable precautions to prevent such Confidential Information from being disclosed or provided, to any unauthorized person, firm, company, or organization. DAIDS agrees that any information or data GEOVAX designates as confidential shall not be used, reproduced, or disclosed other than for the purpose of carrying out this Agreement and the activities contemplated by the Protocol and shall be disclosed only to DAIDS employees and DAIDS grantees and/or contractors who are directly concerned with the use and evaluation of the Confidential Information, unless otherwise agreed in writing by GEOVAX.

DAIDS and GEOVAX hereby designate the Investigator's Brochure (IB) as Confidential Information. GEOVAX will place a notice (e.g., "confidential" or similar notation) on all other written information it delivers under this Agreement which it asserts is Confidential Information. With respect to oral information that GEOVAX asserts is Confidential Information, within thirty (30) days after disclosure, the GEOVAX shall reduce to writing the primary substance of the information contained in the oral disclosure which GEOVAX believes is Confidential Information.

Notwithstanding the above, DAIDS; obligations under this Section shall not apply to information that the Receiving Party can show by competent evidence (i) is known to the Receiving Party or its employees, grantees, or contractors at the time of disclosure by the Disclosing Party as evidenced by contemporaneous written records of the Receiving Party or its employees, grantees, or contractors, as the case may be, (ii) has become publicly known and made generally available

through no wrongful act of the Receiving Party or its employees, grantees, or contractors, (iii) has been rightfully received by the Receiving Party or its employees, grantees, or contractors from a third party authorized to make such disclosure and without restriction, (iv) is required to be disclosed by law, regulation, or court order only to the extent so required, provided that, if practicable, the Disclosing Party is given an opportunity to oppose such disclosure and provided that reasonable efforts are undertaken by the Receiving Party to minimize the extent of any required disclosure, or (v) with the explicit written permission of the Disclosing Party. For the purposes of this Agreement, information shall not be deemed generally available to the public merely because it or any element thereof is an idea or because it may be embraced by more general disclosures, or may be derived from combinations of disclosures which are generally available to the public, but nonetheless, shall be deemed confidential if collected and combined by DAIDS or its employees, grantees, or contractors in a form which is not generally available to the public.

This Section shall survive termination of this agreement.

12. INTELLECTUAL PROPERTY

Any new invention made by DAIDS, its contractors, or grantees as a consequence of conducting the Protocol and involving the Protocol VACCINES will be subject to the laws pertaining to intellectual property created in the course of federally funded research. Also, in regard to patent agreements for the HVTN participants in the Protocol, incorporated herein by reference is a Letter of Understanding ("LOU") (see sample attached as Addendum III), addressed to the Director of DAIDS, from the participating HVTN Intellectual Property Administrator for each participating site. Under the LOU, each HVTN site agrees to provide to GEOVAX a time-limited right of first refusal to a license to inventions made by its investigators under the Protocol.

Neither Party claims by virtue of this Agreement any right, title, or interest in:

a) Any issued patents or pending patent applications owned or controlled by the other Party as of the date of this Agreement, or

b) Any invention, process, or product arising out of work of the other Party conducted prior to the date of this Agreement, whether or not patented or patentable.

13. INVESTIGATOR'S BROCHURES (IB)

GEOVAX agrees to supply all information necessary for GEOVAX and DAIDS to generate an acceptable IB. DAIDS agrees to provide the current IB for VACCINES, as well as amendments and addenda, in quantity sufficient to

distribute one copy to each participating HVTN site (one copy per site) as well as a copy to GEOVAX.

14. PROTOCOL DATA

All raw data obtained from the Protocol shall be the property of the HVTN study site that produces the data. These data shall not be released to the public by DAIDS except to the extent required by law. No persons or party other than GEOVAX, its contractors, affiliates, and/or designees, shall have any rights to review and/or use the raw data obtained by DAIDS from the Protocol for purposes of filing a Biologics License Application (BLA) or any other regulatory filing in any other market or for other commercial purposes without the permission of GEOVAX.

The grouped data shall be controlled by HVTN and shall not be released to the public without appropriate consultation with GEOVAX. However, GEOVAX retains the right to, upon completion of the Protocol, access and utilize the data for all legitimate business or regulatory purposes.

Upon completion of the Protocol, GEOVAX will be provided with a copy of the complete analysis data set and other raw data as required in a machine-readable format to be determined jointly.

A. FDA MEETINGS/COMMUNICATIONS (Personal and electronic)

DAIDS and GEOVAX hereby acknowledge that all FDA Communications related to the IND and Masterfile are to be considered as Confidential Information.

B. MEETINGS

With respect to any discussions (meetings, in person or by electronic conference) with the FDA concerning the Protocol or related IND communications, DAIDS will arrange meetings with the FDA. With respect to any discussions (in person or electronic) involving data obtained from this protocol or related development activities and BLA filing, both DAIDS and GEOVAX will attend meetings with the FDA. GEOVAX and DAIDS shall discuss and agree, in advance, on formal meetings with the FDA concerning the Protocol data.

C. ORAL COMMUNICATIONS

Oral communications (i.e. informal contacts, inquiries, verbal responses to questions, and the like) with the FDA will be documented by both DAIDS and GEOVAX by use of contact sheets or other acceptable written record,

realizing that these contact sheets or reports are a one-sided view of the reporting party and may not accurately reflect the FDA position on a particular issue. Report sheets will be provided to the GEOVAX regulatory designee (subcontractor) by fax or electronically and distributed to regulatory contacts at both DAIDS and GEOVAX for further distribution.

D. WRITTEN COMMUNICATIONS

Written formal filings of sequential or non-sequential data that are contained in the IND will be initiated by DAIDS. Written formal filings of sequential or non-sequential data that are contained in the GEOVAX Masterfile will be initiated by GEOVAX. DAIDS and GEOVAX will copy DAIDS and GEOVAX designees on all correspondence. Likewise, formal filings of a administrative nature (e.g. cross-reference letters, communications on file structures and organization, data bridging strategies etc.) will be handled in a similar manner.

15. PUBLICATIONS

Any publications, abstracts, posters, or presentations based on the results of the Protocol shall conform to the HVTN Scientific Publications and Presentations Policy. (See attached Addendum IV). GEOVAX shall receive for review and comment copies of any abstract, poster, presentation or manuscript prior to its submission for publication as set forth in Addendum IV.

Recognizing that GEOVAX employees may play an important role in the design, analysis, and interpretation of the findings of the Protocol, reasonable consideration shall be given by the HVTN Principal Investigators and DAIDS to include appropriate individuals from GEOVAX in the authorship of publications based on the Protocol.

Recognizing also that GEOVAX have an interest in having the results of the trial made public, GEOVAX shall have the right to publicize the results of the trial at the time the HVTN submits the results of the trial for publication, abstract, oral or poster presentation. Furthermore, if the HVTN fails to submit the results of the trial for publication within four months of the unblinding of the data, GEOVAX shall have the right to take the lead on publication of the results. If the lead for publication defaults to GEOVAX, GEOVAX will include appropriate individuals from the HVTN and DAIDS in the authorship of the publication and submit such publication, abstract, poster, or presentation only after review by all authors. It will be the responsibility of GEOVAX to represent the consensus of all authors in the publication and the responsibility of all authors to critique and sign off on the publication within a reasonable period of time.

16. LIABILITY AND INDEMNIFICATION AND WARRANTY

Each PARTY shall be liable for any loss, claim, damage, or liability that it incurs as a result of its activities under this Agreement except that the NIAID, as an agency of the United States Government, assumes liability only to the extent provided under the Federal Tort Claims Act, 28 U.S.C. Ch. 171. The NIAID is prohibited under statute, the Anti-Deficiency Act, 31 U.S.C § 1341, from indemnifying any party, absent other specific statutory authorization.

17. INSURANCE

GEOVAX agrees that it shall, throughout the term of this Agreement, maintain in full force and effect policies of (a) comprehensive general liability insurance with limits of at least $1 million per occurrence with $2 million annual aggregate, (b) products liability insurance with limits of at least $1 million per occurrence with $3 million annual aggregate through the completion of Phase II clinical trials, and limits of at least $1 million per occurrence with $5 million annual aggregate thereafter.

18. STUDY-RELATED INJURY

GEOVAX will pay for all medical expenses that arise from injuries attributed to the study agents in this Protocol, which are defined here to include vaccines, controls and placebos. The Protocol Safety Review Team (PSRT) will determine whether the injury is attributable to the study agents. If the Participant disputes the PSRT's determination, or if the PSRT cannot reach consensus with the Site Physician, then the HVTN Safety Monitoring Board (SMB) will review the event and make a final determination.

If injury is attributed to the study agent, then the Participant is relieved from payment of out-of-pocket health care costs whenever possible. However, in situations such as urgent care in which Participants may be required to make an initial out-of-pocket payment, the Trial Site will reimburse the cost directly to the Participant, and GEOVAX will reimburse the Trial Site through the HVTN. Reimbursement to the Trial Site must be made in a timely manner and is not contingent upon settlement of GEOVAX's claim with its insurance carrier. If GEOVAX relies on third party insurance coverage, then GEOVAX bears the burden to submit and substantiate all claims to that coverage.

Nothing under this section requires GEOVAX to pay for the treatment of injury that results from the negligence of the clinical staff. The NIAID recognizes that determinations made by the PSRT and the SMB are distinct from a legal determination of liability.

19. ENDORSEMENT

GEOVAX agrees that it shall not construe the involvement of DAIDS in the Protocol as an endorsement by DAIDS, the NIAID, the National Institutes of Health, or any of their employees of the HIVB DNA pGA2JS7#2 plasmid DNA vaccine and MVA/HIV62 or any other product or service provided by GEOVAX. However, this does not prohibit GEOVAX from referencing or using publications and reports based on the Protocol for legitimate business and regulatory purposes. Press Releases by GEOVAX shall conform to policy stated in Section 15 "PUBLICATIONS" above and should be referred to the NIAID Office of Communications Reporting and Public Response (OC/NIAID) and to the HVTN Publications Coordinator. The OC/NIAID and VCRB Program Officer should review any Press Releases. The telephone number of the Program Officer is (301) 496-5717.

20. TERMINATION

The Parties may unilaterally or mutually terminate this Agreement for any reason upon thirty (30) days' written notice.

21. Survival of Provisions

Sections 1, 3 through 11, 13, 15, through 17 and 19 hereof shall survive expiration or earlier termination of this Agreement.

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The Parties hereto have caused this Clinical Trial Agreement for Protocol HVTN 065 to be signed in duplicate by authorized officers thereof, with each Party retaining one original of this Agreement.

(Signature)
Margaret Johnston, Ph.D.
Associate Director
Vaccine and Prevention Research Program
Division of AIDS
National Institute of Allergy and Infectious Diseases
National Institutes of Health

28 April 05
(Date)

(Signature)
Don Hildebrand
Chief Executive Officer
GeoVax Inc.

5 May 2005
(Date)